For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ENTERS INTO AGREEMENT TO ACQUIRE MORBARK, LLC

SEGUIN, Texas, September 11, 2019 -- Alamo Group Inc. (NYSE: ALG) announced that it has entered into an agreement to acquire 100% of the outstanding capital shares of Morbark, LLC, a leading manufacturer of equipment and aftermarket parts for forestry, tree maintenance, biomass, land management and recycling markets. These products are marketed under the Morbark, Rayco, Denis Cimaf and Boxer Equipment brand names. The company’s annual sales were $225.5 million in 2018 and the company had trailing twelve month sales of $233 million as of the end of July, 2019. Total consideration for the purchase is approximately $352 million subject to certain adjustments. The acquisition, which is expected to close in the fourth quarter of 2019, is subject to a number of conditions, including the receipt of regulatory approvals and other pre-closing requirements.

Morbark was founded in 1957 and is based in Winn, Michigan with subsidiary operations in Wooster, Ohio and Roxton Falls, Quebec. The company has approximately 720 employees. Their products include a broad range of tree chippers, grinders, flails and debarkers along with stump grinders, mulchers and brush cutters plus related aftermarket spare and wear parts. The company is privately held and primarily owned by Stellex Capital Partners. The president of Morbark is Dave Herr and he will continue in this role upon completion of the transaction when the company will become a part of Alamo’s Industrial Division led by Jeff Leonard.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “We are very pleased with the prospect of having Morbark join the Alamo Group. Morbark is a well- run, profitable, and growing company in a sector that has been steadily improving. Their products expand and complement our range of vegetation maintenance equipment in an adjacent market. We are excited about the opportunities this acquisition will provide Alamo and we look to continue their existing strategic growth plan focused on product development and market expansion, supplemented with synergistic acquisitions. We also believe this acquisition will allow us to accelerate Morbark’s international growth plans with Alamo’s existing presence in areas such as Europe as well as select markets such as Brazil and Australia. We believe the two companies will jointly benefit from various operational synergies as well. This combination will provide both a strategic fit and scale of operations that should benefit Alamo for the long term.”

In preparation for this closing, Alamo is working with its banking group to amend and expand its current credit facilities to accommodate this acquisition and meet the ongoing needs of the combined entities.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,650 employees and operates 29 plants in North America, Europe, Australia and Brazil as of June 30, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “preliminary,” “expect,” “believes,” and similar expressions identify forward looking statements. These statements reflect Alamo’s current beliefs and are based on information currently available to it. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such statements. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, acquisition integration risks, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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